Exhibit 99.1

NEWS FOR RELEASE: 1/5/2006                              CONTACT:  Lee Brown
                                                        719-481-7213
                                                        lee.brown@ramtron.com

                      RAMTRON ANNOUNCES ACCELERATION
                        OF STOCK OPTION VESTING

         Company also provides update on compliance with loan covenants

Colorado Springs, CO-January 5, 2006. Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of semiconductor products, today announced that effective December 30, 2005, the company's board of directors has approved the vesting acceleration of all unvested nonqualified stock options with an exercise price greater than $2.75. As a result, stock options that have been granted for the purchase of 849,397 shares of the company's common stock vested immediately. The accelerated options, which represent approximately 13.7% of all outstanding company options, have exercise prices ranging from $2.79 to $4.45, and a weighted average exercise price of $3.57.

In addition, all Ramtron executive officers and certain other employees have entered into Resale Restriction Agreements that impose restrictions on the sale of any shares received through the exercise of the accelerated options until the earlier of: (1) the original vesting dates in the option agreement,
(2) the termination of employment, or (3) a change in control, for individuals party to change of control agreements with Ramtron. No options held by outside directors were accelerated.

The accelerated vesting of these options is intended to eliminate any future compensation expense attributable to these options that would have been recorded on Ramtron's income statement in future periods upon the adoption of FASB Statement No. 123R, "Share-Based Payment," beginning in the first quarter of 2006. As a result of the accelerated vesting, the company will avoid approximately $1.1 million of pre-tax compensation expense, of which approximately $650,000 would have been recognized in 2006.

Update on Compliance with Loan Covenants
----------------------------------------

Ramtron also announced that Silicon Valley Bank (SVB) has agreed to a restructuring of the loan covenants associated with its line-of-credit and term-loan agreement with the bank to better align the covenants with the company's operations. Under the revised terms, Ramtron has received a waiver of the company's event of default on October 31, 2005 as well as provisions allowing for the company's investment in its Canadian subsidiary and payments related to the recent mortgage financing of the company's headquarters facility.

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About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets worldwide. Ramtron also collaborates with leading-edge licensees and manufacturers to bring its technology to market. For more information, visit www.ramtron.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties, including but not limited to: the effect of global economic conditions, shifts in supply and demand, market acceptance, the impact of competitive products and pricing, product development, commercialization and technological difficulties, and capacity and supply constraints. Please refer to Ramtron's Securities and Exchange Commission filings for a discussion of such risks.

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